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        NEWS




FOR IMMEDIATE RELEASE

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
Contacts:
Central Parking Corporation      Apollo Real Estate             AEW Capital Management
Stephen Tisdell                     Steven Anreder                   Martha Thurber
Chief Financial Officer        Anreder, Herschorn, Silver     Director of Communications
(615) 297-4255 X265                  & Co., Inc.                    (617) 261-9590
stisdell@parking.com               (212) 421-4020
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                  CENTRAL PARKING CORPORATION COMPLETES MERGER
                          WITH ALLRIGHT HOLDINGS, INC.


NASHVILLE, Tenn. (March 19, 1999) - Central Parking Corporation (NYSE:CPC) today announced that it has completed the previously announced transaction whereby Allright Holdings, Inc. ("Allright") has merged with Central Parking Corporation. Allright, doing business as Allright Parking, is headquartered in Houston and is one of the largest parking services companies in the United States. As of September 30, 1998, Allright operated 2,315 facilities, representing approximately 550,000 parking spaces in over 100 cities across the United States and Canada. Allright's revenues were $216 million for its most recent fiscal year ended June 30, 1998. For the fiscal year ended September 30, 1998, Central Parking Corporation reported total revenues of $383.2 million. Apollo Real Estate Investment Fund II, L.P. and AEW Partners, L.P. were the primary shareholders of Allright.

         Under the terms of the merger, Central Parking issued approximately 7.5 million shares of common stock to Allright shareholders and assumed approximately $254 million in debt. As a result of the issuance of these shares, Central Parking has approximately 37 million shares outstanding. The merger will be accounted for as a pooling of interests.





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Central Parking Completes Merger
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March 19, 1999

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         Commenting on the announcement, Monroe J. Carell, Jr., Chairman and
Chief Executive Officer of Central Parking Corporation, remarked, "We are both pleased and excited to conclude this milestone transaction. The addition of Allright to our base of operations significantly expands our platform for growth, almost doubling our locations and increasing our parking spaces by more than 50%. Moreover, it strengthens our management capabilities, adding successful, seasoned executives to all levels of our growing company and providing the talent and expertise needed to capitalize on our position as the preeminent provider of parking solutions worldwide."

         Simultaneous to the transaction, Central Parking Corporation closed a $400 million credit facility with NationsBanc Montgomery Securities LLC as syndication agent, consisting of a five-year $200 million term loan and a $200 million five-year revolving credit facility. The interest rate on the loan is priced at LIBOR plus 112.5 basis points and will revert to grid pricing after three months.

         Central Parking Corporation, headquartered in Nashville, Tennessee, is a leading provider of parking services. Including the Allright operations, the Company operates approximately 4,755 parking facilities containing more than 1.5 million spaces at locations in 40 states, the District of Columbia, Canada, Puerto Rico, the United Kingdom, the Republic of Ireland, Spain, Germany, Malaysia, Chile and Mexico. Central Parking Corporation has a business development office in Amsterdam.

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company's current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.




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